EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 20, 2006 relating to the financial statements of Rackable Systems, Inc., appearing in the Annual Report on Form 10-K of Rackable Systems, Inc. for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

San Jose, California

February 20, 2006